UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2015, the board of trustees of Chatham Lodging Trust (the “Company”) approved the appointment of current Executive Vice President and Chief Financial Officer, Dennis Craven, to the position of Executive Vice President and Chief Operating Officer and Jeremy Wegner to the position of Senior Vice President and Chief Financial Officer of the Company. Both appointments will be effective as of June 1, 2015.
Mr. Wegner previously served as Vice President of Mergers & Acquisitions for Starwood Hotels & Resorts Worldwide (“Starwood”) from July 2012. Prior to working at Starwood, he served as a Senior Vice President in the real estate investment banking groups at Barclays Capital Inc. (“Barclays”) from September 2008 through June 2012 and at Lehman Brothers (“Lehman”) from October 2000 through September 2008. Mr. Wegner began his career as an analyst in the investment banking group at Credit Suisse in July 1998 and continued until he joined Lehman in October 2000. Mr. Wegner received a BA degree from Brown University.
     Pursuant to the terms of an employment agreement between Mr. Wegner and the Company entered into on May 4, 2015, Mr. Wegner will be paid an annual base salary of $260,000, subject to increases at the discretion of the Company’s board of trustees or its compensation committee (the “Compensation Committee”) for an initial term of three years. Under the employment agreement, Mr. Wegner will be eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Compensation Committee are achieved. In addition, the Company will grant Mr. Wegner $250,000 in restricted common shares (the “Restricted Shares”) pursuant to its equity incentive plan. The Restricted Shares will vest ratably over the first three anniversaries of the date of grant.
In the event that Mr. Wegner is terminated by the Company without “cause” or resigns for “good reason” (as such terms are defined in the employment agreement), he would be entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the Company’s employee benefit plans. In addition, if such termination occurs after the first anniversary of Mr. Wegner’s employment start date, all outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if his employment had not terminated. Mr. Wegner shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to his base salary at the time of termination, an amount equal to the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to the annual premium or cost paid by the Company for his health, dental, vision, disability and life insurance coverage in effect on his termination date.
Mr. Wegner’s employment agreement provides for an increase in the multiple of severance payments with respect to annual base salary, bonus, and applicable insurance premium payments (from one times to two times) in the event of termination without “cause” no more than ninety days before” a change in control” (as defined in the employment agreement) or on or after a “change in control” or upon resignation for “good reason” on or after a “change in control.”
The foregoing description of the employment agreement is subject to, and qualified in its entirety by, the full text of the employment agreement of Jeremy Wegner dated May 4, 2015, which is filed as Exhibit 10.1 to this current report on form 8-K and is incorporated by reference into this Item 5.02.

Item 7.01.    Regulation FD Disclosure.

On May 4, 2015, the Company issued a press release announcing the appointments of Messrs. Craven and Wegner, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.        Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement of Jeremy Wegner dated May 4, 2015

99.1	Press Release dated May 4, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

May 5, 2015	By:	/s/ Dennis M. Craven

Name: Dennis M. Craven
Title: Executive Vice President and Chief Financial Officer